EXHIBIT 10.3

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MASTER PRODUCT SALE AGREEMENT

This MASTER PRODUCT SALE AGREEMENT (this “Agreement”) is entered into as of September 12, 2008 between BioCancell Therapeutics, Ltd., a corporation organized under the laws of the State of Israel, with a principal business address at Beck Science Center, 8 Hartom Street, Har Hotzvim, Jerusalem 97775 Israel (“CUSTOMER”), and VGXI USA, a business entity registered in the state of Texas, having an address at 2700 Research Forest Drive Suite 180, The Woodlands, Texas 77381, (“VGX”) a DBA of VGX International Inc. at 944-1 Daechi-dong, Kangnam-ku, Seoul, Korea, with reference to the following facts:

BACKGROUND

A.           VGX has developed specific expertise and technology relating to production and testing of DNA plasmids and is in the business of developing, manufacturing and testing plasmid based products for research and therapeutic benefit, in a manner complying with cGMP as appropriate.

B.           CUSTOMER desires to have VGX produce, from time to time, certain quantities of products for human clinical and/or non-human use (“Contract Materials”), on each occasion, on the terms and conditions set forth in this Agreement and Purchase Order therefore.

NOW, THEREFORE, in consideration of the above premises and the mutual covenants hereinafter recited, the Parties agree as follows:

1.           Definitions.

When used in this Agreement, each of the following terms shall have the meanings as set forth in this Article

1.1.                     “VGX Background Technology” shall mean VGX proprietary information, trade secrets, and/or know-how used by VGX in the performance of this Agreement and owned by VGX prior to the date hereof, including, but not limited to, information relating to materials, devices and methods for fermenting bacteria and the purification and testing of DNA Plasmids.

1.2.                      “Affiliates” shall mean any corporation, firm, limited liability company, partnership or other entity, which directly or indirectly controls or is controlled by or is under the common control with a Party, or any corporation, firm, limited liability company, partnership or other entity of behalf of which either Party is acting as an agent, advisor, or distributor.

1.3.                     “Agreement” shall mean this Master Product Sale Agreement, as amended from time to time.

1.4.                     “Bill of Testing” shall be the tests agreed to for each particular Purchase Order. The Bill of Testing will be considered a draft until mutually agreed upon in writing for a particular Purchase Order.

1.5.                     “Biosafety Level I” shall mean a basic level of containment that relies on standard microbiological practices with no special primary or secondary barriers recommended other than a sink for hand washing, in which work is done with defined and characterized strains of viable microorganisms not known to cause disease in healthy adult humans and classified as such by the relevant authorities, regulations or law.

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1.6.                     “Calendar Year” shall mean each successive period of twelve (12) consecutive calendar months commencing on January 1 and ending on December 31.

1.7.                     “Cell Banking Activities” shall mean the creation, testing, and maintenance of a Master Cell Bank (MCB) and/or a Manufacturer’s Working Cell Bank (MWCB) under cGMP conditions, containing copies of the Parent Plasmid, each of which will meet the Specifications as finalized pursuant to a particular Purchase Order.

1.8.                     “Commencement Date” with respect to any particular order, shall mean the first date specified in the Purchase Order.

1.9.                     “Contract Materials” shall mean all of the materials to be produced by VGX for CUSTOMER as specified in a particular Purchase Order including Product. The Parties hereto will prepare and sign new Purchase Order for each new DNA plasmid that VGX is to produce hereunder.

1.10.                   “CUSTOMER Materials” shall mean all materials sent by CUSTOMER to VGX related to this Agreement and to the applicable Purchase Order and documentation.

1.11.                   “CUSTOMER Background Technology” shall mean all data, information, know-how, trade secrets, copyrights, designs, databases, discoveries, improvements and inventions (whether patentable or not) related to the Information and/or the CUSTOMER Materials that are owned, licensed or controlled by CUSTOMER or its Affiliates prior to the date hereof.

1.12.                   ‘‘Direct Materials Costs” shall mean the cost to VGX of materials utilized in the performance of Production Services, including freight-in costs, sales and excise taxes imposed thereon and customs duty and charges levied by government authorities, and all costs of packaging components.

1.13.                   “External Testing Costs” shall mean the cost of any tests listed as “contract” on the draft or final Bill of Testing, as well as any other testing not performed at the VGX facility.

1.14.                   “FDA” shall mean the U.S. Food and Drug Administration.

1.15.                   “Good Laboratory Practices” or “GLP” shall mean prescribed practices and policies related to all laboratory manufacturing and test methods intended to assure quality, safety and integrity of the resulting product, with the intent that such product shall be subject to oversight by U.S. regulatory authorities and the corresponding authorities of the European Union, Member States of the European Union, and other countries to the extent they are applicable.

1.16.                   “Good Manufacturing Practices” or “GMP” shall mean the good manufacturing practices required by the U.S. Food and Drug Administration for the manufacture and testing of pharmaceutical and biological materials, and the corresponding requirements of the European Union, Member States of the European Union, and other countries to the extent they are applicable. “cGMP” or “current GMP” shall mean the GMP practices in effect at a particular time.

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1.17.                   “Information” means all (a) techniques and data pertaining and/or related to the Contract Materials, including, but not limited to, ideas, inventions (including patentable inventions), practices, methods, knowledge, know-how, trade secrets, skill, experience, documents, apparatus, clinical and regulatory strategies, test data, including pharmacological, toxicological and clinical test data, analytical and quality control data, manufacturing, patent and legal data or descriptions and (b) chemical formulations, compositions of matter, product samples and assays pertaining and/or related to the Contract Materials.

1.18.                   “Manufacturer’s Working Cell Bank” or “MWCB” shall mean viable E. coli containing Parent Plasmid, cultured from the MCB under GMP conditions, diluted in glycerol and stored in sealed vials at less than minus sixty degrees Celsius.

1.19.                   “Master Cell Bank” or “MCB” shall mean viable E. coli containing Parent Plasmid, transformed directly from CUSTOMER supplied stock under GMP conditions, diluted in glycerol and stored in sealed vials at less than minus sixty degrees Celsius.

1.20.                   “Party” shall mean either CUSTOMER or VGX as the case may be.

1.21.                   “Parent Plasmid” shall mean the original DNA plasmid construct, prepared by CUSTOMER and provided to VGX, listed in a particular Purchase Order.

1.22.                   “Person” shall mean a natural person, a corporation, a partnership, a trust, a joint venture, any governmental authority or any other entity or organization.

1.23.                   “Pilot DNA Services” shall mean the production of Research DNA at a sufficiently large scale as to provide a reasonable indication of the growth, quality and yield of a GMP batch produced with the same cell bank.

1.24.                   “Pilot DNA” shall mean the Research DNA produced as a result of the Pilot DNA Services.

1.25.                   “Price” shall mean the amount payable to VGX in U.S. dollars for the performance of Production Services hereunder with respect to any Purchase Order.

1.26.                   “Product” shall mean finished goods in final container/closure or other deliverable listed as a line item in any Purchase Order to be delivered to CUSTOMER.

1.27.                   “Production Services” shall mean the activities to be performed by VGX hereunder, which shall mean the production of the Contract Materials and relevant supporting documentation accordingly to the Purchase Order.

1.28.                   “Project Technology” shall mean and include all data, information, know-how, trade secrets, copyrights, designs, databases, processes, compounds, discoveries, new uses, improvements and inventions (whether patentable or not) that are conceived, generated, derived, developed or reduced to practice solely by one Party or jointly by both Parties and that arise out of the performance of this Agreement and all patents and other intellectual property rights relating thereto.

1.29.                   “Purchase Order” means a purchase order agreement for a specific project.

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1.30.                   “Research Cell Bank” or “RCB” shall mean a small cell bank produced under research conditions used for the production of Research DNA only. This material is provided “as-is”.

1.31.                   “Research DNA” shall mean a small amount of DNA prepared by VGX under Research Laboratory Conditions from the RCB as an initial indication of growth, yield, and quality characteristics. This material is provided “as-is”

1.32.                   “Research Laboratory Conditions” shall mean practices and policies generally accepted by trained scientists to assure quality and integrity of laboratory experiments. Such practices include, but are not necessarily limited to, aseptic techniques to avoid microbial contamination, accurate measurements and calculations and documentation of research results.

1.33.                   “Resuspension Buffer” shall mean the liquid used to resuspend DNA in the finished Product and having the composition specified by the CUSTOMER.

1.34.                   “Sample Plasmid” shall mean a DNA plasmid supplied by CUSTOMER, of sufficiently similar characteristics to the Parent Plasmid to perform initial quality control assay evaluations and/or initial process development testing. Sample Plasmid and Parent Plasmid should be the same plasmid whenever possible to ensure the validity of the results.

1.35.                   “Specifications” means, with respect to any Product, the specifications therefore as set forth in a Purchase Order for such Product.

1.36.                   “Third Party” means any person or entity other than VGX or CUSTOMER.

2.           Purchase Orders.

2.1.                     Supply. During the term of, and subject to the terms and conditions in this Agreement, CUSTOMER may purchase from, and have Contract Materials produced by, VGX. Neither shall CUSTOMER have any commitment to purchase any minimum quantity of Contract Materials nor shall VGX have any commitment to produce and sell any minimum quantity of Contract Materials. CUSTOMER shall become obligated to purchase, and VGX shall be obligated to produce Contract Materials only upon execution and delivery by both VGX and CUSTOMER of a Purchase Order for such Contract Material, as set forth below.

Neither VGX nor CUSTOMER may amend a Purchase Order after it has been executed, except according to the provisions of Section 12 or by mutual agreement in writing as provided in Section 13.5. CUSTOMER may cancel an existing Purchase Order prior to the Commencement Date and forfeit any prepayments made for such Purchase Order. For each new Product that is to be produced by VGX pursuant to this Agreement, the Parties will prepare and sign a Purchase Order, and upon signing, such new Purchase Order shall become a part of this Agreement. Each such new Purchase Order shall specifically reference this Agreement and be signed by both Parties hereto. Each new Purchase Order will contain project details for the production and testing of some or all of the Contract Material.

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2.2.                    Project Specifications. VGX will produce under cGMP conditions the specified amounts or number of cycles of Contract Materials and Product. Such Product will be produced, tested, released and delivered to CUSTOMER according to the schedule in the Purchase Order. VGX shall ship the Contract Materials directly to CUSTOMER, or to a recipient address provided by the CUSTOMER to VGX in writing. VGX will keep in its possession any required documentation, regulatory retains, and will maintain certain additional samples and/or cell banks at the request of CUSTOMER for an additional fee (to be determined in the applicable Purchase Order).

2.3.                    Laboratory Test Production of Research DNA. To the extent not previously completed with respect to any Purchase Order, within one (1) week of the Commencement Date, CUSTOMER will supply VGX with more than fifteen (15) milligrams of each Parent Plasmid or more than ten (10) vials of a qualified cell bank containing Parent Plasmid for VGX use and retain. If required, VGX shall perform, under Research Laboratory Conditions, the experiments listed as scheduled in the particular Purchase Order to establish optimum fermentation and purification conditions for the Parent Plasmid, to determine yield, stability, purity and form of the plasmid DNA.

2.4.                    Modification If Research Results Not Satisfactory. If the Research DNA produced pursuant to Section 2.3 above does not meet the draft productivity or purity standards set forth in the Purchase Order, CUSTOMER and VGX shall then meet and negotiate, in good faith, appropriate modifications to the Agreement to address the failure to meet the criteria. VGX will produce additional Research DNA batches if deemed necessary by mutual written agreement between VGX and CUSTOMER. The cost of producing the additional batches will be borne by CUSTOMER if the Research DNA does not meet the draft productivity or purity standards set forth in the Purchase Order in whole or in part as a result of the negligence of CUSTOMER. The cost of producing the additional batches will be borne by VGX, if the Research DNA does not meet the draft productivity or purity standards set forth in the Purchase Order in whole or in part as a result of the negligence of VGX. If the Parties dispute whether Research DNA is conforming or non-conforming, or the reasons for non-conformity, samples of the batch of Research DNA will be submitted to a mutually acceptable laboratory or consultant for resolution, whose determination of conformity or non-conformity, and the cause thereof if non-conforming, shall be binding upon the Parties. The Party decided to be in the wrong shall bear the costs of such laboratory or consultant. If the Parties agree that VGX should take other actions to address the purity or productivity problems, they will also agree upon the appropriate modifications to the payments and execute on appropriate amendment. If the Parties are unable to reach an agreement despite good faith negotiations, either Party may terminate this Agreement or Purchase Order by written notice to the other.

2.5.                    Testing to Release Manufacture. If the Research DNA produced meets the standards, VGX shall produce and perform relevant testing needed to release the MCB and/or MWCB into its facility, or evaluate and test any CUSTOMER supplied MCB and/or MWCB as appropriate. Such work shall be performed in accordance with the schedule in the Purchase Order.

2.6.                    Pilot Production of Research DNA. To the extent not previously completed with respect to any Purchase Order, if required, VGX shall perform, under Research Laboratory Conditions, the Pilot DNA Services as defined in Section 1.23 above, pursuant to the Specifications set forth in the Purchase Order.

2.7.                    Finished Product Production. If the Pilot DNA produced by VGX meets the standards in the draft Bill of Testing, the final Bill of Testing will be signed by VGX and the CUSTOMER and attached to the Purchase Order Agreement. VGX shall then commence with preparing for each Parent Plasmid under GMP conditions the specified number of production cycles of finished Product. Such finished Product will be produced, tested, released and delivered to CUSTOMER according to the schedule in the particular Purchase Order.

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2.8.                     Pilot Production Unsatisfactory. If the Pilot DNA produced by VGX does not meet the standards in the draft Bill of Testing, VGX and CUSTOMER will discuss the possible amendment of the Bill of Testing. VGX will produce an additional Pilot DNA batch if deemed necessary by mutual written agreement between VGX and CUSTOMER. The cost of producing the additional batch will be borne by CUSTOMER if the Pilot DNA does not meet the standards in the draft Bill of Testing as a result of the negligence of CUSTOMER. The cost of producing the additional batches will be borne by VGX, if the Pilot DNA does not meet the standards in the draft Bill of Testing as a result of the negligence of VGX. If the Parties dispute whether Pilot DNA is conforming or non-conforming, or the reasons for non-conformity, samples of the batch of Pilot DNA will be submitted to a mutually acceptable laboratory or consultant for resolution, whose determination of conformity or non-conformity, and the cause thereof if non-conforming, shall be binding upon the Parties. The Party decided to be in the wrong shall bear the costs of such laboratory or consultant. If the Parties agree that VGX should take other actions to address the purity or productivity problems, they will also agree upon the appropriate modifications to the payments in the Purchase Order and execute an appropriate amendment. If the Parties are unable to reach an agreement despite good faith negotiations, either Party may terminate this Agreement or Purchase Order by written notice to the other.

3.           Materials and Information.

Promptly after execution of a Purchase Order pursuant to Section 2.1, CUSTOMER shall deliver to VGX all materials and Information that are reasonably necessary for VGX to produce and manufacture the Products, and that such Purchase Order provides are to be delivered by CUSTOMER to VGX. Information supplied pursuant to this Article 3 shall be in a format acceptable to VGX. CUSTOMER shall bear the risk of loss of, and damage to, such materials and Information until actual receipt by VGX. Following their receipt, VGX shall be responsible for the risk of loss of, and damage to, such materials and Information. Information provided pursuant to this Article 3 shall be regarded as Confidential Information.

4.           Production.

4.1.                     Performance of Work. VGX shall produce the Product in accordance with this Agreement, the Purchase Order therefore, any agreed technical or descriptive specifications, and in compliance with cGMP and the requirements of any applicable regulatory agency or other governmental authority and all applicable laws and regulations.

The Parties agree that VGX may subcontract the performance of certain production services necessary for the performance of this Agreement to VGXI Inc. In addition, subject to CUSTOMER’s prior written consent, VGX may subcontract the performance of certain testing services necessary for the performance of this Agreement. CUSTOMER shall agree to VGX’s use of subcontractors, only if they meet the cGLP regulations. VGX will not change subcontractors without CUSTOMER’S written approval.

4.2.                      Quality Control and Assurance.

(i)             VGX shall manufacture Product in compliance and in accordance with the Specifications and all applicable laws and regulations. Prior to each shipment of Product, VGX shall perform quality control testing on Product in accordance with Specifications as outlined in the Purchase Order. VGX shall, during and after the term of this Agreement, maintain such records and data that document its compliance with this Section 4.2 as reasonably requested by CUSTOMER and as required by law and regulation applicable to the manufacture of the Product, and shall make such information available to CUSTOMER upon its request. In performing its obligations under this Agreement, VGX shall comply with all applicable environmental and health and safety laws.

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(ii)              Subject to the provisions of Section 4.7 below, if the Parties determine, prior to the delivery of any batch of Product that such Product fail to meet any of the Specifications, VGX shall, at its sole cost, either discard the Product and shall bear the loss resulting therefrom, or if it is possible, correct the deficiency in and/or repackage such batch of Products, as CUSTOMER may, in its sole discretion, direct.

(iii)             CUSTOMER shall be entitled to carry out such procedures as CUSTOMER requires for the analysis and validation of the Products prior to acceptance thereof.

(iv)             VGX shall promptly notify CUSTOMER in writing of any major incidents or anomalous results observed by VGX during the manufacture of the Products. VGX shall take all reasonable measures to ensure that the affected Products are not released until the Parties reach agreement on appropriate corrective measures and/or other actions to be taken by VGX.

4.3.                     Change Order.

The Specifications shall be amended to the extent necessary to comply with changes in applicable laws and/or regulations or the requirements of applicable regulatory agencies. In addition, the Specifications shall be amended as CUSTOMER may reasonably request from time to time with the mutual consent of the Parties. VGX shall not make without CUSTOMER’s prior written consent any change in (i) the manufacturing facility which would have an impact on the Product or require submissions to or approvals from any regulatory agency or, (ii) the manufacturing process. VGX undertakes that any such change(s) shall, in each case, comply with cGMP, this Agreement, the requirements of all applicable regulatory agencies and all applicable laws, rules and regulations, including but not limited to the Federal Food, Drug and Cosmetic Act and the regulations promulgated pursuant thereto, and without limiting the foregoing, with the standard of care customary in the industry. In the event such amendment (whether as a result of changes in applicable laws or the requirements of applicable regulatory agencies or at CUSTOMER’s reasonable request or otherwise) requires additional cost or schedule adjustments for the manufacture of the Product hereunder, the Parties shall agree in good faith on an equitable adjustment to Price and/or schedule, as appropriate.

4.4.                     Delays in Production.

Each Party will promptly notify the other Party in writing if it believes that there are likely to be changes in the work schedule contained in the Purchase Order. Such notice will include the reasons for such changes in the schedule and the proposed new schedule for the incomplete portion of the work. VGX is responsible for any delays in the production or delivery of Contract Materials except for delays caused by the lack of delivery by CUSTOMER of material Information or CUSTOMER Materials in a timely manner, as agreed to in advance. In the event of any delays in the production or delivery of Contract Materials for which VGX is responsible pursuant to this Section 4.4, the payment schedule set forth in the Purchase Order shall be amended accordingly. In addition, the aggregate amount payable to VGX pursuant to the Purchase Order shall be reduced by 5% per each month of delay. In the event that a delay is for a period of less than an entire month, the penalty amount for such partial period shall be adjusted proportionately (e.g. in the event of a delay of 75 days, the aggregate amount payable pursuant to the Purchase Order will be reduced by 25%). In the event that CUSTOMER requests VGX to delay the production or delivery of Contract Materials, than the aggregate amount payable to VGX pursuant to the Purchase Order shall be increased by 5% per each month of delay. In the event that a delay is for a period of less than an entire month, the penalty amount for such partial period shall be adjusted proportionately.

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A delay of less then 30 days, at the first month of delay, will not be considered as a delay.

4.5.                     Audits by CUSTOMER.

(i)               Upon the written request of CUSTOMER, VGX shall permit CUSTOMER or an independent consulting firm specializing in pharmaceutical manufacturing facility inspections selected by CUSTOMER and reasonably acceptable to VGX, at CUSTOMER’S expense, to have access during VGX normal business hours to inspect such of the records and facilities of VGX, as may be reasonably necessary to verify that Products manufactured by VGX are manufactured in accordance with Good Manufacturing Practices and conform to the Specifications as outlined in a Purchase Order which is dated not more than twelve (12) months prior to the date of such request. CUSTOMER’s right to inspection shall continue until twelve (12) months from delivery of the Products. Only information that is related to this Agreement will be the subject of such inspection. VGX shall make all efforts to address any GMP or Specifications deficiencies found by CUSTOMER in such inspection

(ii)              CUSTOMER may make a preproduction inspection of the facilities upon reasonable notice, prior to signing the first Purchase Order. VGX shall make all good faith efforts to address any GMP deficiencies found by CUSTOMER in any pre-production inspection. If deficiencies are addressed to CUSTOMER’s satisfaction in a reasonable time period, this Agreement or the applicable Purchase Order will continue. If deficiencies are not addressed to CUSTOMER’s satisfaction, CUSTOMER may terminate this Agreement or the applicable Purchase Order by written notice to VGX and neither Party shall have any further liability hereunder as a result of such termination.

(iii)             CUSTOMER shall treat all information subject to review under this Section 4.5 in accordance with the confidentiality provisions of this Agreement, and shall cause its consultants who review such information to be bound by the same confidentiality provisions.

4.6.                     Certificate of Release and Analysis. Concurrent with its delivery of Product, VGX shall deliver to CUSTOMER the certificate of pharmaceutical release and a written report summarizing analytical and manufacturing documentation which will include the final certificate of analysis for such Product.

4.7.                     Non Conforming Product

(i)               Upon VGX’s release of a batch of Product, VGXI shall provide CUSTOMER, or CUSTOMER’s designee, copies of batch records, test results and a certificate of analysis, if appropriate to the batch, stating the test results from the quality control assay performed by VGX. Within sixty (60) calendar days after receipt by CUSTOMER of the documentation, CUSTOMER shall determine whether the Product conforms to Specifications and has been manufactured in accordance with the batch record, VGX’s current SOPs, and the Purchase Order.

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(ii)              If (i) any batch of Product conforms to the Specifications, or (ii) CUSTOMER fails to notify VGX within the applicable time period that any batch of Product does not conform to the Specifications, then CUSTOMER shall be deemed to have accepted the Product and waived its right to revoke acceptance.

(iii)             If CUSTOMER believes any batch of Product does not conform to the Specifications, it shall notify VGX by telephone, including a detailed explanation of the non-conformity, and shall confirm such notice in writing via overnight delivery to VGX. Upon receipt of such notice, VGX will investigate such alleged non-conformity, and (i) If VGX agrees such Product is non-conforming, deliver to CUSTOMER a corrective action plan within thirty (30) calendar days after receipt of CUSTOMER’s written notice of non-conformity, or (ii) if VGX disagrees with CUSTOMER’s determination that the batch of Product is non-conforming, VGX shall so notify CUSTOMER by telephone within the thirty (30) calendar day period and provide CUSTOMER with evidence to substantiate its claim as well as confirm such notice in writing by overnight delivery.

(iv)             If the Parties dispute whether Product is conforming or non-conforming, samples of the batch of Product will be submitted to a mutually acceptable laboratory or consultant for resolution, whose determination of conformity or non-conformity, and the cause thereof if non-conforming, shall be binding upon the parties. The Party decided to be in the wrong shall bear the costs of such laboratory or consultant.

4.8.                     Remedies for Non Conforming Product. In the event VGX agrees that the batch of Product is non-conforming in whole or in part as a result of the negligence of VGX or the laboratory determines that the shipment of Product is non-conforming in whole or in part as a result of the negligence of VGX, then CUSTOMER, shall subject to the provisions of Section 4.4 above, allow VGX at its expense to replace such non-conforming Product within forty-five (45) calendar days from the date Product is determined to be non-conforming, and in the event that VGX is unable to timely replace such non-conforming Product asset forth above, than CUSTOMER, shall be granted a full refund of the payments paid pursuant to the Purchase Order. In addition, the due date for the final invoice issued at completion of production of the Product will be extended until the date at which replacement Product is released and determined to be conforming by VGX and CUSTOMER.

4.9.                     Samples and Batch Records. VGX shall prepare and maintain or cause to be prepared and maintained batch records and samples, properly stored, from each lot or batch of Product manufactured and shipped hereunder sufficient to perform each quality control test identified in the Specifications. Batch records will be reviewed and approved by VGX and the CUSTOMER prior to commencement of production of Contract Materials. Any material change to an approved batch record will be reviewed and approved by VGX and the CUSTOMER prior to said change being implemented. Any deviation from the manufacturing process specified in the batch record must be documented in the copy of the batch record for that batch. All batch records will be made available to CUSTOMER in English upon completion of each batch. Copies of the batch records will be sent to the CUSTOMER with the certificate of analysis. All documentation related to the manufacturing of Contract Materials shall be archived with VGX during and after the manufacturing, in accordance with its document retention policies and cGMP, for at least one (1) year after the expiration date of each respective batch manufactured. CUSTOMER shall be contacted before destruction of any specific records regarding Contract Materials and shall be given the option to retain such documents. All batch record and related documentation shall be regarded as Confidential Information hereunder.

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If a DMF/BMF will be required by the regulatory authorities (such as the FDA, EMEA etc), VGX will submit such a file at a time which will be sufficient enough for these authorities to approve the submission before the full release of the batch. VGX will provide the CUSTOMER with authorization letter that enables the regulatory authorities to review the DMF/BMF regarding the production process of the Product.

4.10.                   Inspections by Government Agencies.

(i)               If any governmental agency shall inspect any facility at which any Product is manufactured or the records with respect to the Production Services or the compliance by VGX with laws and regulations applicable to the manufacturing of such Product, VGX shall notify CUSTOMER of such inspection, the results thereof and, if VGX was required, as a result of any such inspection, to take any corrective action in order to comply with any applicable law or regulation, any such action it has taken in response to such requirement.

(ii)              VGX will notify CUSTOMER promptly upon receipt of any correspondence from a regulatory agency, which relates to the Production Services and promptly provide the CUSTOMER a copy thereof. CUSTOMER shall be entitled to review and approve in advance VGX’s responses and submissions, but such approval shall not be unreasonably withheld. In addition and subject to the foregoing, VGX shall provide to the regulatory agencies all documents and information requested by such authority, and shall submit to all inquiries, audits and inspections by the regulatory agencies.

(iii)             VGX hereby agrees to provide (i) all information and assistance which is reasonably necessary for or useful in the preparation of comprehensive and complete regulatory submissions including without limitation applications or materials required to obtain marketing approval of Product, and (ii) access to the manufacturing facility and pertinent information to applicable regulatory agencies inspectors conducting the pre-approval inspection. CUSTOMER shall have the sole right to prepare and make any such submissions, applications or materials and shall own any and all rights and interest therein.

5.           Shipment and Delivery.

5.1.                     Storage. VGX shall store each batch of Product ordered pursuant to a Purchase Order in accordance with the specifications in that Purchase Order, or, if not specified therein, in accordance with good commercial standards. In no case will VGX be responsible for the storage of a batch for greater than two months from quality release. Without derogating from the foregoing, VGX shall store the Contract Materials in accordance with the instructions provided by CUSTOMER from time to time and in compliance with the requirements of any applicable regulatory agency or other governmental authority and all applicable laws and regulations.

5.2.                     Packing. VGX shall pack each batch of Product ordered pursuant to a Purchase Order in accordance with the specifications in that Purchase Order and as per CUSTOMER instructions, or, if not specified therein, in accordance with good commercial standards. Such packaging shall be at VGX’s expense.

5.3.                     Shipment. Delivery shall take place in the manner and at such times as shall be agreed between the Parties on the Purchase Order. VGX shall notify CUSTOMER, in writing, not less than ten (10) business days before shipment of a batch of Product that such batch will be ready for shipment by the date specified in such notice. CUSTOMER shall be obligated to notify VGX of the route and carrier by which CUSTOMER desires such batch to be shipped to it. If VGX receives notice of the route and carrier by which CUSTOMER desires a batch of Product to be shipped no later than five (5) business days before the date stated in VGX’s notice to CUSTOMER, VGX shall ship such batch in accordance with CUSTOMER’s directions; however, if CUSTOMER fails to notify VGX as provided, VGX may ship such batch of Product by a carrier and on a route selected by VGX. For purposes of this Section 5.3, a “business day” is a day when VGX’s production facilities and administrative offices are generally open for business. Each Product will be considered suitable for shipment following the successful completion of all tests listed in the Purchase Order, or sooner if risk of loss and title are transferred via written request of the Customer.

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5.4.                      All customs, duties, taxes, license fees, insurance premiums, and other third Party expenses relating to the sale or transportation and delivery shall be paid by CUSTOMER. All shipments shall be shipped FCA VGX by a common carrier designated by CUSTOMER. VGX shall be responsible for the loading of the Product on departure and shall bear risk of loss and all costs of such loading.

5.5                       The following documents shall be provided by VGX together with each consignment of Products delivered by it:

(i)           a statement of the quantity; and

(ii)          a certificate of analysis and any other document required by the exporting agent appointed by CUSTOMER.

5.6.                      Notice of Receipt. Upon receipt of finished Product, CUSTOMER shall notify VGX of its receipt.

5.7.                      Risk of Loss. Title to and risk of loss to all Contract Materials and other items shipped by VGX shall pass to CUSTOMER upon delivery to shipper.

6.           Intended Use Specifications.

6.1.                      CUSTOMER Use Only. All Contract Materials are being manufactured hereunder exclusively for the CUSTOMER. The CUSTOMER shall use the Contract Materials only for its own purposes or studies under CUSTOMER’s control. For the avoidance of doubt, this Section 6.1 is intended to prevent the resale of the Contract Materials to Third Parties, and is not intended to limit the use of the Contract Materials by the CUSTOMER for its own purposes.

6.2.                      CUSTOMER Proprietary Materials. All CUSTOMER Materials and materials derived from CUSTOMER Materials shall remain CUSTOMER’s proprietary property. VGX Shall use such CUSTOMER Materials solely for the purposes of this Agreement and will not forward CUSTOMER Materials to Third Parties except in connection with work by approved subcontractors, and subject to the confidentiality undertakings set forth herein.

6.3.                      CUSTOMER Use. The CUSTOMER agrees to use the Contract Materials in compliance with all regulations and laws and warrants, and that such materials shall only be used for commercial purposes including civil research and development, quality control, clinical research and/or validation of process steps. The CUSTOMER will maintain full documentation in accordance with its standard procedures on the use of the Contract Materials.

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6.4.                      Other Laws and Regulations. In performing its obligations under this Agreement, VGX shall comply with all applicable environmental and health and safety laws. VGX shall be solely responsible for determining how to carry out these obligations.

6.5.                      Customer Responsibility. FDA and ICH guidelines provide that a sponsor seeking a license is considered the “manufacturer” even if they use a contract manufacturing organization, and the sponsor is responsible for ensuring GMP compliance for those activities that have been contracted out (US FDA 21 CFR 600.3(t), ICH Q7A Section 2). Therefore, VGX shall provide Customer, its employees, agents, and consultants reasonable access to VGX facilities, records, and personnel in order that appropriate inspections, evaluations, testing and audits may be carried out. Customer shall notify VGX in writing of any noted compliance deficiencies during any visit, audit, or at any time when Customers Contract Materials are being produced, packaged, shipped, or stored. VGX will use good faith efforts to correct any noted deficiencies in a reasonable time. Failure to correct any such deficiency to Customer’s reasonable satisfaction shall be grounds for Customer to terminate this Agreement as specified in Section 12.3 upon written notice to VGX. Any inspections made by the CUSTOMER shall not relieve VGX of any of its obligations under this Agreement.

7.           Payment

7.1.                      Price. The price payable by CUSTOMER for all work performed and Contract Materials and Product delivered pursuant to a Purchase Order shall be the Price specified therefore in that Purchase Order. All payments made under this Agreement are non-refundable except as specified in Sections 4 and 12. All Prices set forth in the Purchase Order shall be inclusive of any and all fees, charges and taxes of any type or nature.

7.2.                      Invoices. Upon its execution, and concurrent with its delivery of a Purchase Order unless otherwise specified in the applicable Purchase Order, VGX shall deliver to CUSTOMER an invoice for one hundred percent (100%) of the Price stated therein for Pilot DNA Services and twenty percent (20%) of all other services listed in the Purchase Order. For the avoidance of doubt, production capacity and Commencement Date will not be considered to be reserved until such time as Customer has made an appropriate non refundable payment. Thirty (30) days prior to the scheduled Commencement Date of each line item of a Purchase Order, VGX shall deliver to CUSTOMER an invoice for thirty percent (30%) for each line item. Upon, and concurrent with, its delivery of each Contract Material as specified in the amount and order of a particular Purchase Order, VGX shall deliver to CUSTOMER an invoice for the remaining fifty percent (50%) of the Price stated in the Purchase Order for such Contract Material. Payment for External Testing Costs, shipping costs, and all additional costs listed in a Purchase Order shall be made within thirty (30) days of receipt of an invoice therefore from VGX. VGX’s delay or failure to provide invoices shall not terminate CUSTOMER’s obligation to pay VGX for any Contract Material including Product delivered to CUSTOMER pursuant to the terms of this Agreement or the Purchase Order or to pay VGX for any Contract Material or Product being manufactured pursuant to the terms of this Agreement or any Purchase Order.

7.3.                      Price Modification. The amounts set forth in each Purchase Order are based on the number of experiments and production cycles provided therein. The yield and quality for each production batch of Contract Material may not be determined prior to commencement of the Agreement or particular Purchase Order. If after the initial research and pilot stages are completed the plasmid yield or quality does not meet the needs of the CUSTOMER, the Parties shall negotiate the steps to take and appropriate price adjustments as provided in Section 2. If either Party terminates the Agreement pursuant to Section 2, VGX shall retain all payments made prior to the date of termination. All Contract Materials for which CUSTOMER has paid and which have not been shipped to the CUSTOMER prior to the date of termination, shall be shipped immediately to the CUSTOMER. In any event all price modifications will be mutually agreed in writing.

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7.4.                      Time For Payment. CUSTOMER shall pay VGX the full amount specified in each invoice within thirty (30) days of date of receipt of the invoice.

7.5.                      Method of Payment. All amounts due and payable shall be paid in United States Dollars. Payment shall be wired via electronic funds transfer to the account specified by VGX in respect of which payment is made.

7.6.                      Late Payment. If CUSTOMER fails to pay any amount when due, or VGX fails to refund any amount when due, it shall pay as a late charge to the other Party an amount equal to 0.67% per month on the amount unpaid, or if less, the maximum amount permitted by law, such amount to accrue from the date when payment was due until the date when paid in full. In all cases failure of Customer to provide payment according to the agreed schedule listed in any Purchase Order will cause VGX to delay the scheduled Commencement Date of the particular line item by thirty days after outstanding payments are received, or move the project task to the next available production slot, at the sole discretion of VGX. Such notification will be provided to the Customer in writing. However, VGX may resort to the aforementioned measures only after providing CUSTOMER with written notice of such default and only if said default is not cured by CUSTOMER within fifteen (15) calendar days after receipt by the CUSTOMER of written notice of such default.

8.           Warranties.

8.1.                      Representations and Warranties of Both Parties. Each Party hereby represents and warrants to the other Party as follows:

   (i)          Such Party is a corporation duly organized, validly existing and in good standing under the laws of the jurisdiction in which it is incorporated.

  (ii)          Such Party (i) has the corporate power and authority and the legal right to enter into this Agreement and to perform its obligations hereunder, and (ii) has taken all necessary corporate action on its part to authorize the execution and delivery of this Agreement and the performance of its obligations hereunder. This Agreement has been duly executed and delivered on behalf of such Party, and constitutes a legal, valid, binding obligation, enforceable against such Party in accordance with its terms.

   (iii)         All necessary consents, approvals and authorizations of all governmental authorities and other Persons required to be obtained by such Party in connection with this Agreement have been obtained.

8.2.                      VGX Representations and Warranties. VGX hereby covenants, represents and warrants to CUSTOMER that:

(a)          All Product will, on the date of delivery by VGX to CUSTOMER, comply with the applicable laws, regulations and regulatory guidelines, the Specifications therefor set forth in this Agreement and in the Purchase Order pursuant to which such Product was ordered.

(b)          Title to all Product sold hereunder shall pass to CUSTOMER as provided herein free and clear of any security interest, lien or other encumbrance.

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(c)          (i) The execution, delivery and performance of this Agreement does not conflict with, violate or breach any agreement to which VGX is a party or by which it is bound or VGX’s constituent documents, (ii) VGX is not prohibited or limited by any law or agreement (to which it is a party or by which it is bound) from entering into and performing this Agreement and (iii) the performance of this Agreement will not create any conflict with any other business or activity engaged in by VGX.

(d)          The Production Services will be performed in compliance with this Agreement, cGMP, the requirements of all applicable regulatory agencies and all applicable laws, rules and regulations, including but not limited to the Federal Food, Drug and Cosmetic Act and the regulations promulgated pursuant thereto, and, without limiting the foregoing, with the standard of care customary in the Product manufacturing industry.

(e)          The Production Services will be performed by trained individuals in a professional, workman-like manner.

(f)          VGX has obtained, and will maintain in effect throughout the term of this Agreement, all such approvals, licenses and permits as maybe required under applicable laws, rules, regulations and requirements to perform the Production Services hereunder in accordance herewith, and to operate the manufacturing facility for the Contract Materials for the purposes of manufacturing Contract Materials under and in accordance with this Agreement for clinical use in human pharmaceuticals, and it shall during the term of this Agreement comply, at all times, with the requirements set forth (i) in any such approvals, licenses and permits and (ii) by relevant authorities and applicable laws, rules and regulations for its manufacturing facility for manufacture of the Contract Materials for clinical use in human pharmaceuticals.

8.3.                      Disclaimer of Warranties. EXCEPT AS EXPRESSLY PROVIDED IN SECTION 8.2. VGX MAKES NO REPRESENTATION OR WARRANTY AS TO ANY CUSTOMER MATERIALS, EXPRESS OR IMPLIED, AND VGX SPECIFICALLY DISCLAIMS ANY WARRANTY OF MERCHANTABILITY, WARRANTY OF FITNESS FOR A PARTICULAR PURPOSE, WARRANTY OF SYSTEM INTEGRATION, WARRANTY OF EFFECTIVENESS.

9.           Liability, Indemnification and Insurance.

9.1.                      Limitation on Liability. Neither Party shall be liable for any special, consequential, incidental, exemplary or punitive damages of the other Party.

9.2.                      Responsibility and Control. VGX and CUSTOMER shall each be solely responsible for the safety of its own employees, agents, licensees or sublicensees with respect to Product, and each shall hold the other harmless with regard to any liability for damages or personal injuries resulting from acts of its respective employees, agents or servants to the extend that such damages are not due to gross negligence or willful misconduct of the other Party.

9.3.                      Indemnification by CUSTOMER. CUSTOMER shall indemnify, defend and hold harmless VGX from all losses, liabilities, damages and expenses (including reasonable attorneys’ fees and costs) that VGX may suffer or incur as a result of any claims, demands, actions or other proceedings made or instituted by any Third Party arising out of (a) any alleged or actual infringement or other violation of any patents, patent rights, trademarks, trade mark rights, copyrights, trade secrets, proprietary rights and processes or other such rights related to the Product except as related to the materials or the process utilized by VGX in the manufacture of the Product as set forth in Section 9.4 hereof; (d) any alleged or actual loss, damage or injury including death, which arises from the use of any Product which conforms to the specifications and warranties set in Section 8.2.; and (c) any negligent act or omission or willful misconduct by CUSTOMER, its Affiliates or its or their directors, officers, employees, agents or subcontractors.

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9.4.                      Indemnification by VGX. Notwithstanding Section 9.1 hereof, VGX shall indemnify, defend and hold harmless CUSTOMER from all losses, liabilities, damages and expenses (including reasonable attorneys’ fees and costs) that CUSTOMER may suffer or incur as a result of any claims, demands, actions or other proceedings made or instituted by any Third Party arising out of (a) any alleged or actual infringement or other violations of any patents, patent rights, trade secrets, proprietary rights or other such rights related to the process utilized by VGX in the manufacture of the Product; (b) the performance of Production Services; and (c)any negligent act or omission or willful misconduct by VGX, its Affiliates or its or their directors, officers, employees, agents or subcontractors.

9.5.                      Notice and Assistance. An indemnifying Party will not be obligated to indemnify and hold harmless any indemnified Party unless the indemnified Party gives the indemnifying Party prompt notice of any claim, suit or action brought against the indemnified Party, after it becomes aware of it, allows the indemnifying Party to defend the same (without prejudice to the right of the indemnified Party to participate at through counsel of its own choosing), renders the indemnifying Party all assistance reasonably necessary in defending against such claim, suit or action at the indemnifying Party’s expense, and does not compromise or settle such claim or action without the indemnifying Party’s prior written consent.

9.6.                     Insurance. VGX and CUSTOMER shall maintain comprehensive general liability insurance, during the term of this Agreement and for one (1) year beyond the expiration date of the Product, comprehensive general liability insurance on a claims-made basis, with endorsements for product liability with annual coverage limits of not less than the value of the Products underlying all active Purchase Orders, per claim. All of the Parties’ insurance policies shall be issued by insurers acceptable to the other Party. Each Party shall name the other Party as an additional insured on its policies with respect to the Party’s liabilities to the other Party under this Agreement. The minimum level of insurance set forth herein shall not be construed to create a limit on the Parties’ liability hereunder. On the Commencement Date, each Party shall furnish to the other Party a certificate of insurance evidencing such coverage as of such date. Each such certificate of insurance, as well as any certificates evidencing new or modified coverages of the insured Party, shall include a provision whereby thirty (30) days written notice must be received by the other Party prior to coverage modification or cancellation by either the insured Party or the insurer. In addition, each Party shall promptly notify the other Party of any cancellation or modification of such insurance coverage and of any new or modified coverage. In the case of a modification or cancellation of such coverage, each Party shall promptly provide the other Party with a new certificate of insurance evidencing that the Party’s coverage meets the requirements in the first sentence of this Section 9.6.

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10.        Confidentiality.

10.1.                    Confidential Information. During the term of this Agreement, and for a period of five (5) years following the expiration or earlier termination hereof, each Party shall maintain in confidence all information (including samples) and data of a proprietary or confidential nature, whether in oral, written, graphic, machine-readable form or in any other form disclosed by the other Party (the “Confidential Information”), and shall not use, disclose or grant the use of the Confidential Information except on a need-to-know basis to those directors, officers, employees, consultants, contractors, governmental regulatory agencies, (sub)licensees or permitted assignees, to the extent that such disclosure is reasonably necessary in connection with such Party’s activities as expressly authorized by this Agreement. To the extent that disclosure is authorized by this Agreement, prior to disclosure, each Party hereto shall obtain agreement of any such Person to hold in confidence and not make use of the Confidential Information for any purpose other than those permitted by this Agreement.

10.2.                   Terms of this Agreement. Subject to Section 10.3 below, neither Party shall disclose any terms or conditions of this Agreement to any Third Party without the prior consent of the other Party.

10.3.                   Permitted Disclosures. The confidentiality obligations contained in this Article 10 shall not apply to the extent that (a) the receiving Party (the “Recipient”) is required (i) to disclose information by applicable law, regulation or order of a governmental agency or a court of competent jurisdiction, or (ii) to disclose information to any governmental authority for purposes of obtaining approval to test or market a Product, provided in either case that the Recipient shall provide written notice thereof to the other Party and sufficient opportunity to object to any such disclosure or to request confidential treatment thereof; or (b) the Recipient can demonstrate that (i) the disclosed information was public knowledge at the time of such disclosure by the other Party hereunder, or thereafter became public knowledge, other than as a result of actions of the Recipient in violation hereof; (ii) the disclosed information was rightfully known by the Recipient (as shown by its written records) prior to the date of disclosure to the Recipient by the other Party hereunder; or (iii) the disclosed information was disclosed to the Recipient on an unrestricted basis from a source unrelated to any Party to this Agreement and not under a duty of confidentiality to the other Party. CUSTOMER agrees that VGX may use, subject to CUSTOMER’s prior written consent (which consent shall not be unreasonably withheld) CUSTOMER’s corporate name in certain marketing and other publications and presentations, as example of, but not limited to, a client list. In addition, CUSTOMER may disclose the terms of this Agreement to potential investors or business partners.

11.         Intellectual Property

11.1                    Notwithstanding anything to the contrary, as between the Parties, (i) all VGX Background Technology, shall remain exclusively owned by VGX, (ii) all CUSTOMER Background Technology shall remain exclusively owned by CUSTOMER.

11.2.                    Subject to the restrictions set forth in the license agreement between CUSTOMER and Yissum Research Development Company of the Hebrew University of Jerusalem Ltd., the Parties agree that title to and property in any and all Project Technology shall be and remain at all times exclusively vested in the Parties as follows:

(i)         Project Technology directly related to improvements in the existing manufacturing process of the Product shall be exclusively owned by VGX;

(ii)        All other Project Technology shall be exclusively owned by CUSTOMER.

11.3.                   Each Party hereby assigns and transfers to the other Party any Project Technology that may be created hereunder, to the extent such Project Technology is owned by the receiving Party, in accordance with and subject to the allocation of ownership described in Section 11.2 above, and promptly upon the creation of any such Project Technology, each

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Party shall notify the other Party of such Project Technology and furnish to the owner thereof all related information, details, data and documents. Each Party, at any time and from time to time upon notice by the owner of the Project Technology, as promptly as practicable, shall execute and shall cause its employees and consultants, past or present, to execute, such documents as are necessary and requested to evidence the ownership provided for in this Agreement, of the owner’s entire right, title and interest in such inventions and other properties, including executing any documents necessary for the owner to obtain United States or foreign letters patent or other intellectual property protections and rights, executing any transfers of ownership of patent letters or other intellectual property protections and rights, and executing short form assignments intended for recording with the U.S. Patent and Trademark Office, or any other entity.

11.4.                      Each Party has obtained or shall obtain appropriate written agreements from all of its respective employees, consultants and subcontractors, without limitation, and executed at or as of the commencement of employment, consultancy or engagement, that requires all discoveries and inventions conceived or reduced to practice, as applicable, by any person during the term of this Agreement to be promptly reported, fully disclosed and assigned to such Party.

12.            Term of Agreement, Renewal, Termination.

12.1.                      Term. This Agreement shall commence on the date first written above, and unless earlier terminated in accordance with the provisions of this Article II, shall continue in full force and effect until the completion of the Production Services, and in any case as long as any Purchase Order is in force. Thereafter, the term of this Agreement shall be renewed tor successive one (1) year periods upon mutual agreement.

12.2.                      Termination After Research or Pilot Work. Either Party may terminate this Agreement as provided in Section 2.

12.3.                      Termination for Cause. If either Party breaches any provision of this Agreement, the other Party may give written notice to the breaching Party that if the default is not cured within thirty (30) days of the date of such notice, the Agreement will be terminated automatically. If the non-breaching Party gives such notice and the breach is not cured during such thirty (30) day period, then this Agreement shall terminate automatically at the end of such thirty (30) day period.

Should CUSTOMER terminate this Agreement pursuant to this Section 12.3. VGX shall reimburse to CUSTOMER all monies paid by CUSTOMER in respect of outstanding uncompleted Purchase Order(s), including any reasonable additional direct costs incurred while fulfilling CUSTOMERS obligations to produce the Product according to the Purchase Order(s) under this Agreement, less the cost of those Production Services performed by VGX, under such Purchase Order(s), which are compliant with this Agreement and can be exploited by CUSTOMER. Such repayment and VGX liabilities toward CUSTOMER shall be within the limits stated in section 9.1 in the event of such a breach.

Should VGX terminate this Agreement pursuant to this Section 12.3 for breach, then upon termination CUSTOMER shall pay VGX an amount equal to (i) all amounts due for completed Purchase Orders, plus (ii) all amounts that were already spent by VGX, prior to the termination, on any signed and uncompleted Purchase Order. The terms of this Section will also apply if CUSTOMER reduces the quantities or the number of batches of products for any signed Purchase Order.

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12.4                    Termination by Mutual Agreement This Agreement may be terminated at any time by written agreement of the Parties.

12.5.                   Termination for Violation of Ethical Principles. If a Party (including its employees, subcontractors, agents, servants, licensees) uses the Contract Materials in a manner inconsistent with ethical principles as defined in the Helsinki Declaration by the World Medical Association, the other Party shall be allowed to terminate this Agreement and any Purchase Order at any time without prior notice and shall have no liability to the other Party as a result of such termination. The provisions of Section 12.3 above regarding the obligation to make payments upon the breach of this Agreement shall apply.

12.6.                   Termination without Cause. Either Party may terminate this Agreement by written notice during any period when no Purchase Order is currently active, meaning (i) no activities are planned or being performed by VGX for the CUSTOMER, (ii) no Contract Materials are due to be delivered to the CUSTOMER, (iii) neither Party owes the other any payment or refund.

12.7.                   Returned Materials. On the termination of this Agreement, VGX and CUSTOMER each shall return to the other all information (including the materials) which it possesses or controls that belongs to the other, or which contains the other Party’s Confidential Information, except that each may retain a copy solely for record keeping purposes.

12.8.                   Insolvency. Either party may terminate this Agreement upon notice to the other if the other party becomes insolvent, is adjudged bankrupt, applies for judicial or extra-judicial settlement with its creditors, makes an assignment for the benefit of its creditors, voluntarily files for bankruptcy or has a receiver or trustee (or the like) in bankruptcy appointed by reason of its insolvency, or in the event an involuntary bankruptcy action is filed against the other party and not dismissed within ninety (90) days, or if the other party becomes the subject of liquidation or dissolution proceedings or otherwise discontinues business.

12.9.                   Survival. Articles 8, 9, 10, 11, 12 and 13 shall survive any termination or expiration of this Agreement.

13.        Miscellaneous Provisions.

13.1.                   Successors and Assigns. Neither this Agreement nor any interest hereunder shall be assignable by either Party without the written consent of the other (which approval shall not be unreasonably withheld), and any attempted assignment without such consent shall be null and void; provided, however, that either Party may, without consent, assign this Agreement to its successors in the event of the merger or consolidation of it or the business with which the Product are associated with another company, including the sale of all or substantially all of such Party’s stock or assets, provided that the assignee has the abilities to fulfill all of assignor’s obligations hereunder and the assignee assumes in writing all of assignor’s rights and obligations hereunder. This Agreement shall be binding upon the successors and permitted assignees of the Parties.

13.2.                   Notices. All notices or other communications required or permitted to be given hereunder shall be in writing and shall be delivered by hand, courier, or facsimile and confirmed in writing, as follows:

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If to VGX, as follows:

VGXI USA
2700 Research Forest Drive, Suite 180
The Woodlands, TX 77381 USA

If to CUSTOMER, as follows:

BioCancell Therapeutics, Inc.
Beck Science Center, 8 Hartom Street
Har Hotzvim, Jerusalem 97775 Israel

or in any case to such other address or addresses as hereafter shall be furnished as provided in this Section 13.2 by any Party hereto to the other Party. Any notice delivered pursuant to this Section 13.2 shall he deemed delivered when (i) delivered by hand, (ii) sent by facsimile (with written confirmation of transmission), (iii) seven (7) days following delivery by registered or certified mail (return receipt requested) or two (2) days following delivery by an internationally recognized overnight delivery service, in each case to the appropriate addresses and facsimile numbers set forth above (or to such other addresses and facsimile numbers as a Party may designate by notice to the other Party).

13.3.                    Public Disclosure. Subject to any disclosure requirements under applicable law, regulation or order of a governmental agency or a court of competent jurisdiction, the Parties hereto will agree in advance on a press release or any other statement or communication regarding the subject matter of this Agreement or the transactions contemplated hereby. In the case of public disclosure of this Agreement, no reference will be made to the financial terms of this Agreement or the Product name, quantity, or intended use.

13.4.                    Entire Agreement. This Agreement and its appendices constitute the entire agreement between the Parties with respect to the subject matter hereof and supersede all prior agreements or understandings of the Parties relating thereto.

13.5.                    Amendment. This Agreement may be modified or amended only by written agreement of the Parties hereto.

13.6.                    Counterparts. This Agreement may be executed in any number of counterparts, each of which shall be deemed an original but all of which together shall constitute a single instrument.

13.7.                    Governing Law. Any dispute arising under or in relation to this Agreement shall be resolved by arbitration to be held in London, England and to be governed by the London Court of International Arbitration Rules then in force. Each such arbitration shall be conducted by a panel of three arbitrators, one of whom shall be appointed by each of CUSTOMER and VGX, and the third arbitrator, who shall be the chairman of the tribunal, shall be appointed by the two-party appointed arbitrators.

13.8.                    Captions. All section titles or captions contained in this Agreement and in any appendix referred to herein or annexed to this Agreement are for convenience only, shall not be deemed a part of this Agreement and shall not affect the meaning or interpretation of this Agreement.

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13.9.                   Construction. This Agreement shall be deemed to have been drafted by both VGX and CUSTOMER and shall not be construed against either Party as the draftsperson hereof.

13.10.                 Expenses. In the event a dispute between the Parties hereunder is resolved through litigation or other proceeding or a Party must engage an attorney (including internal counsel) to enforce its right hereunder, the prevailing Party shall be entitled to reimbursement of all reasonable fees and disbursements incurred in connection with such litigation.

13.11.                 Independent Contractors. Nothing contained herein shall be deemed to create any joint venture or partnership between the Parties hereto, and, except as is expressly set forth herein, neither Party shall have any right by virtue of this Agreement to bind the other Party in any manner whatsoever.

13.12.                 Severability. If any provision of this Agreement is held to be illegal, invalid or unenforceable under present or future laws effective while this Agreement remains in effect, the legality, validity and enforceability of the remaining provisions shall not be affected thereby, and in lieu of each such illegal, invalid or unenforceable provision there shall be added automatically, as a part of the document, a provision that is legal, valid and enforceable, and as similar in terms to such illegal, invalid or unenforceable provision as may be possible while giving effect to the benefits and burdens for which the Parties have bargained hereunder.

13.13.                 Force Majeure. Neither Party shall be liable to the other for its failure to perform any of its obligations under this Agreement, during any period in which such performance is delayed because rendered impracticable or impossible due to earthquakes, governmental regulation, fire, flood, interruption of supply of key raw materials, civil disorders, and acts of God. As soon as there is an indication of an event of force majeure, the Party affected by it will advise the other Party immediately or as soon as practical of the existence and effect of such event on this Agreement and about the measures to be taken to mitigate such effect. The affected Party is obligated to mitigate the effect and damages and to resume the fulfillment of the contractual obligations as quickly as possible.

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IN WITNESS WHEREOF, the Parties hereto have executed this Agreement as of the date first above written.

VGXI USA, a DBA of VGX International Inc.

By:	/s/ Joon Suelt
Name:	Joon Suelt
Title:	Vice President

BIOCANCEEL THERAPEUTICS LTD.

By:	/s/ Moshe Landsberg
Name:	Moshe Landsberg
Title:	VP Technology & Qh

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